Exhibit 10.10

AGREEMENT

This Agreement (the “Agreement”), is dated June 3, 2013, and is by and between Converted Organics Inc. (the “Parent”), a Delaware corporation, and Edward Gildea, an individual (the “Executive”).

WHEREAS, pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”) by and among Parent, Coin Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of Parent, and Finjan, Inc. (the “Company”), the Merger Sub will merge with and into the Company, the Company will become a wholly-owned subsidiary of the Parent, and the Merger Sub will cease to exist (the “Merger”);

WHEREAS, the Parent desires the continued services of the Executive through the Effective Time (as such term is referred to in the Merger Agreement), and following the Effective Time as a director of the Parent;

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein, and other and further consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Issuance of Shares. Subject to the Executive’s execution of this Agreement and his agreement to provide continued services to the Parent through the Effective Time and, following the Effective Time, his continued services as a director of the Parent for a period of 6 months, the Parent will issue to the Executive 241,938 shares of Parent Common Stock at the Effective Time pursuant to the terms of a Restricted Stock Agreement.

2. Cash Payment. Subject to the Executive’s execution of this Agreement and his continued services to the Parent through the Effective Time, as further consideration for the Executive’s continued services to the Parent in connection with the Merger, the Parent will pay to the Executive the following amounts in a single lump-sum payment at the Effective Time: (i) $220,000, representing one year of the Executive’s base salary; (ii) $50,000, representing the refund of the founder’s liability previously contained on the Parent’s balance sheet; and (iii) $30,000 for health insurance premium payments.

3. Termination. The Executive and the Parent agree that the Severance Agreement dated April 20, 2011 between the Parent and the Executive (the “Severance Agreement”), will be terminated in all respects as of the Effective Time and will be of no further force or effect following the Effective Time. The Executive hereby releases any claims to any payment or benefit under the Severance Agreement. For the avoidance of doubt, if the Merger is not consummated, this Agreement will not be effective. Notwithstanding the foregoing, if the Parent fails make the payment provided for in Section 2 on or prior to the date that is 5 business days after the Effective Time, this Agreement will not be effective.

4. Release. Executive, for himself, his heirs, administrators, representatives, executors, successors and assigns, voluntarily, knowingly and willingly releases and forever discharges the Parent, its subsidiaries, and affiliates, together with each of those entities’ respective shareholders, investors, directors, officers, employees, agents, fiduciaries and administrators (collectively, the “Releasees”) from any and all claims and rights relating to the Severance Agreement, or any claims based upon the right to the payment of wages, bonuses, vacation, pension benefits, 401(k) Plan benefits, stock benefits or any other employee benefits. The release in this Section 4 shall not include any of Executive’s rights (i) to enforce this Agreement, or (ii) to indemnification under the Parent’s bylaws, certificate of incorporation or applicable law.

5. Miscellaneous.

(a) Withholding. The shares issuable and the amounts payable to Executive pursuant to Sections 1 and 2, respectively, shall be subject to required withholdings under any applicable federal, state or local law.

(b) Representations of Executive. Executive represents, acknowledges and agrees that he has carefully read this Agreement, understands and agrees to all of its provisions, and has been provided the opportunity to obtain advice from his attorneys or other personal advisor concerning the terms and effect of this Agreement.

(c) Arbitration. All disputes arising out of or in connection with this Agreement shall be finally settled under the auspices of the American Arbitration Association (the “AAA”) pursuant to the rules for the resolution of employment disputes. Any arbitration shall be held in Boston, Massachusetts. The arbitration award shall be final and binding on the parties. Judgment upon such award may be entered in any court having jurisdiction thereof in addition to monetary damages, the arbitral tribunal shall be empowered to award equitable relief, including, but not limited to an injunction and specific performance of any obligation hereunder. The arbitral tribunal is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary, liquidated or similar damages with respect to any dispute, including such damages authorized by applicable federal, state or local statute.

(d) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

(e) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Parent may be merged or which may succeed to its assets or business.

(f) Entire Agreement. This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior representations, agreements and understandings, whether written or oral.

NOW THEREFORE, the parties hereto have executed this Agreement as of the date set forth above.

CONVERTED ORGANICS, INC.

By:	/s/ Ed Stoltenberg
Ed Stoltenberg
Director

EXECUTIVE

Edward Gildea

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